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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1 )*


                              PDF Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    693282105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 16 pages

CUSIP No.  693282105                                          Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      U.S. Venture Partners IV, L.P. ("USVP IV")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        538,750 shares,  except that Presidio  Management  Group
                        IV, L.P. ("PMG IV"), the general partner of USVP IV, may
                        be deemed to have sole voting power with respect to such
                        shares,  and  William  K  Bowes,  Jr.  ("Bowes"),  Irwin
                        Federman  ("Federman"),  Steven M. Krausz ("Krausz") and
                        Philip M. Young  ("Young"),  the general partners of PMG
                        IV,  may be  deemed to have  shared  voting  power  with
                        respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               538,750 shares,  except that PMG IV, the general partner
    WITH                of USVP IV, may be deemed to have sole dispositive power
                        with respect to such shares, and Bowes, Federman, Krausz
                        and Young, the general partners of PMG IV, may be deemed
                        to have shared  dispositive  power with  respect to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      538,750
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Second Ventures II, L.P. ("SV II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        65,626 shares,  except that PMG IV, the general  partner
                        of SV II, may be deemed to have sole  voting  power with
                        respect to such shares, and Bowes, Federman,  Krausz and
                        Young,  the general partners of PMG IV, may be deemed to
                        have shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               65,626 shares,  except that PMG IV, the general  partner
    WITH                of SV II, may be deemed to have sole  dispositive  power
                        with respect to such shares, and Bowes, Federman, Krausz
                        and Young, the general partners of PMG IV, may be deemed
                        to have shared  dispositive  power with  respect to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      65,626
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      USVP Entrepreneur Partners II, L.P. ("UEP II")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        18,749 shares,  except that PMG IV, the general  partner
                        of UEP II, may be deemed to have sole voting  power with
                        respect to such shares, and Bowes, Federman,  Krausz and
                        Young,  the general partners of PMG IV, may be deemed to
                        have shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               18,749 shares,  except that PMG IV, the general  partner
                        of UEP II, may be deemed to have sole dispositive  power
                        with respect to such shares, and Bowes, Federman, Krausz
                        and Young, the general partners of PMG IV, may be deemed
                        to have shared  dispositive  power with  respect to such
                        shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,749
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 5 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Presidio Management Group IV, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        623,125  shares,  of which 538,750 are directly owned by
                        USVP IV,  65,626 are directly  owned by SV II and 18,749
                        are  directly  owned  by UEP II.  PMG IV is the  general
                        partner  of USVP IV, SV II and UEP II, and may be deemed
                        to have sole voting  power with  respect to such shares,
                        and  Bowes,  Federman,  Krausz and  Young,  the  general
                        partners of PMG IV, may be deemed to have shared  voting
                        power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               623,125  shares,  of which 538,750 are directly owned by
    WITH                USVP IV,  65,626 are directly  owned by SV II and 18,749
                        are  directly  owned  by UEP II.  PMG IV is the  general
                        partner  of USVP IV, SV II and UEP II, and may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares,  and Bowes,  Federman,  Krausz  and  Young,  the
                        general partners of PMG IV, may be deemed to have shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,125
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      William K. Bowes, Jr.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        42,747 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            623,125  shares,  of which 538,750 are directly owned by
  OWNED BY              USVP IV,  65,626 are directly  owned by SV II and 18,749
    EACH                are directly owned by UEP II. Bowes is a general partner
  REPORTING             of PMG IV, the general partner of USVP IV, SV II and UEP
   PERSON               II, and may be deemed to have shared  voting  power with
    WITH                respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        42,747 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        623,125 shares, of which 538,750 are directly owned by USVP IV, 65,626 are directly owned by SV II and 18,749 are directly owned by UEP II. Bowes is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      665,872
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 7 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Irwin Federman

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        46,801 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            623,125  shares,  of which 538,750 are directly owned by
  OWNED BY              USVP IV,  65,626 are directly  owned by SV II and 18,749
    EACH                are  directly  owned by UEP II.  Federman  is a  general
  REPORTING             partner of PMG IV, the general partner of USVP IV, SV II
   PERSON               and UEP II,  and may be  deemed  to have  shared  voting
    WITH                power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        46,801 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        623,125 shares, of which 538,750 are directly owned by USVP IV, 65,626 are directly owned by SV II and 18,749 are directly owned by UEP II. Federman is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      669,926
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 8 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Steven M. Krausz

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        10,953 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            623,125  shares,  of which 538,750 are directly owned by
  OWNED BY              USVP IV,  65,626 are directly  owned by SV II and 18,749
    EACH                are  directly  owned  by UEP  II.  Krausz  is a  general
  REPORTING             partner of PMG IV, the general partner of USVP IV, SV II
   PERSON               and UEP II,  and may be  deemed  to have  shared  voting
    WITH                power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        10,953 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        623,125 shares, of which 538,750 are directly owned by USVP IV, 65,626 are directly owned by SV II and 18,749 are directly owned by UEP II. Krausz is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      634,078
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  693282105                                          Page 9 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Philip M. Young

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        49,980 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            623,125  shares,  of which 538,750 are directly owned by
                        USVP IV,  65,626 are directly  owned by SV II and 18,749
                        are directly owned by UEP II. Young is a general partner
                        of PMG IV, the general partner of USVP IV, SV II and UEP
                        II, and may be deemed to have shared  voting  power with
                        respect to such shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               49,980 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        623,125 shares, of which 538,750 are directly owned by USVP IV, 65,626 are directly owned by SV II and 18,749 are directly owned by UEP II. Young is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      673,105
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This statement amends the statement on Schedule 13G filed by U.S. Venture Partners IV, L.P., Second Ventures II, L.P., USVP Entrepreneur Partners II, L.P., Presidio Management Group IV, L.P., William K. Bowes, Jr., Irwin Federman , Steven M. Krausz and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

              (a)   Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

              (b)   Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

              (c)   Number of shares as to which such person has:

                         (i)  Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                         (ii) Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                         (iii)Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                         (iv) Shared power to dispose or to direct the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         Yes [X]

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2003

U.S. Venture Partners IV, L.P.                  /s/ Michael Maher
By Presidio Management Group IV, L.P.           -----------------------------------------
Its General Partner                             Signature

                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                        /s/ Michael Maher
By Presidio Management Group IV, L.P.           -----------------------------------------
Its General Partner                             Signature

                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners II, L.P.             /s/ Michael Maher
By Presidio Management Group IV, L.P.           ----------------------------------------
Its General Partner                             Signature

                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.              /s/ Michael Maher
A Delaware Limited Partnership                  -----------------------------------------
                                                Signature

                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


William K. Bowes, Jr.                           /s/ Michael Maher
                                                -----------------------------------------
                                                Michael Maher
                                                Attorney-In-Fact


Irwin Federman                                  /s/ Michael Maher
                                                -----------------------------------------
                                                Michael Maher
                                                Attorney-In-Fact

                                                                   Page 13 of 16

Steven M. Krausz                                /s/ Michael Maher
                                                -----------------------------------------
                                                Michael Maher
                                                Attorney-In-Fact


Philip M. Young                                 /s/ Michael Maher
                                                -----------------------------------------
                                                Michael Maher
                                                Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------


Exhibit A: Agreement of Joint Filing                                 15


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact         16

                                    EXHIBIT A


                            Agreement of Joint Filing


         The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of PDF Solutions, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.

                                    EXHIBIT B


                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.